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                                                                    Exhibit 99.2



             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]







Board of Directors
Dime Bancorp, Inc.
589 Fifth Avenue
New York, NY 10017


Members of the Board of Directors:

               We hereby consent to the inclusion of our opinion letter dated June 25, 2001 to the Board of Directors of Dime Bancorp, Inc. ("Dime") as Appendix C-1 to the Proxy Statement-Prospectus of Washington Mutual, Inc. ("Washington") and Dime relating to the proposed merger transaction involving Washington and Dime, and references thereto in such Proxy Statement-Prospectus under the captions "SUMMARY --- Opinions of Dime's Financial Advisors" and "DIME SPECIAL MEETING --- Opinions of Dime's Financial Advisors". In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.





                                  By: /s/ CREDIT SUISSE FIRST BOSTON CORPORATION
                                     -------------------------------------------
                                     CREDIT SUISSE FIRST BOSTON CORPORATION








New York, New York
August 28, 2001